[COMPANY LOGO] POPULAR, Inc.                                                            ------------------------
               For additional information contact:                                      POPULAR, INC.
               Mr. Jorge A. Junquera                                                    PO Box 362708
               Senior Executive Vice President                                          San Juan, Puerto Rico 00936-2708
               (787) 754-1685                                                           Tel. (787) 765-9800

                                                                   EXHIBIT 99(A)


January 9, 1998                                                     News Release



      POPULAR, INC. EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 1997

       Popular, Inc. (the Corporation) reported net income of $209.6 million for the year ended December 31, 1997, an increase of $24.4 million or 13.2% over the net income of $185.2 million obtained in 1996. Earnings per common share (EPS) for the year were $3.00, based on 67,018,482 average shares outstanding, compared with $2.68 for 1996, based on 66,022,312 average shares outstanding. The net income for 1997 represented a return on assets (ROA) of 1.14% and a return on common equity (ROE) of 15.83%. In 1996, the Corporation reported ROA and ROE of 1.14% and 16.15%, respectively.

       Net earnings for the last quarter of 1997 reached $55.3 million or $0.78 per common share, based on 67,682,704 average shares outstanding, compared with $53.6 million or $0.76 per common share for the third quarter of 1997, based on 67,866,284 average shares outstanding. Net earnings for the fourth of 1996, totaled $47.7 million or $0.69 per common share, based on 66,088,506 average shares outstanding. The results for the fourth quarter of 1997 represented a ROA of 1.11% and a ROE of 15.56%, compared with 1.13% and 15.76%, respectively, for the same period in 1996. For the third quarter of 1997 these ratios were 1.10% and 15.46%.

       The Corporation's results of operations for the quarter ended December 31, 1997, reflected an increase of $31.3 million in net interest income and an increase of $18.0 million in other revenues, when compared with the quarter ended on December 31, 1996. These increases were partially offset by increases of $31.5 million in operating expenses, $8.2 million in the provision for loan losses and $2.0 million in income taxes.

       The earnings performance for the year ended on December 31, 1997, when compared with 1996, reflects a growth of $102.6 million in net interest income along with an improvement of $42.1 million in non-interest revenues, tempered by a rise of $95.0 million in operating expenses, $21.8 million in the provision for loan losses and $3.5 million in income taxes.

2-POPULAR, INC. 1997 FOURTH QUARTER RESULTS



       The rise in net interest income resulted mainly from the growth of $2.1 billion in the average volume of earnings assets driven primarily by a $1.1 billion increase in investment securities together with an increase of $740 million in commercial loans. The yield on earning assets for 1997 was 8.57% compared to 8.32% in 1996. The repeal of Section 936 of the U.S. Internal Revenue Code in August 1996, caused a reduction in the volume of 936 funds during the latter part of 1996 and the year 1997. Most of the funds withdrawn were replaced with conventional funds carrying a higher cost, moving the cost of funds upward during 1997. The average cost of interest liabilities rose 26 basis points. The net interest yield for the year ended December 31, 1997, was 4.51% compared with 4.46% for 1996. The net interest yield for the last quarter of 1997, was 4.48% compared with 4.51% for the quarter ended September 30, 1997.

       The provision for loan losses rose to $110.6 million for year ended 1997, compared with $88.8 million a year earlier. The increase in the provision, which is in line with the rises in the loan portfolio, delinquency levels and net charge-offs, was considered necessary to maintain the adequacy of the allowance for loan losses to absorb potential write-offs in the portfolio. Net charge-offs for the year ended December 31, 1997, were $97.8 million or 0.93% of average loans, compared with $72.1 million or 0.78% of average loans for 1996. The increase in net charge-offs was mostly reflected in the consumer and commercial loan portfolios.

       Total non-interest income, including securities and trading gains, amounted to $247.6 million for 1997, compared with $205.5 million a year earlier, resulting in an increase of $42.1 million or 20.5%. This increase was fueled by a rise of $21.6 million in other service fees, $9.3 million in other operating income and $8.3 million in service charges on deposit accounts. The rise in other service fees is primarily attributable to a higher volume of electronic services provided by Banco Popular de Puerto Rico (BPPR), including rent of point-of-sale terminals, debit card fees, merchant transaction fees and ATM interchange income. Also, investment product fees, mainly resulting from the sale and administration of mutual funds, rose $1.6 million, The Corporation's leasing subsidiary accounted for a portion of the increase in other operating income principally as a result of higher revenues related to the daily rental business. Also, there was an increase in gains on sale of mortgage loans mostly at Equity One, BPPR and Popular Home Mortgage. Service

3-POPULAR, INC. 1997 FOURTH QUARTER RESULTS



charges on deposit accounts increased $8.3 million, largely reflecting a higher volume of deposits and a broader variety of services offered to commercial accounts at BPPR.

       The gains on sale of investment securities available-for-sale for 1997 amounted to $2.3 million, compared with $3.1 million for 1996. Trading profits totaled $3.9 million in 1997 compared with $0.1 million the year before.

       Operating expenses for 1997 reached $636.9 million, compared with $541.9 million in 1996. This increase was largely reflected in the personnel costs category, which grew $33.6 million principally as a result of the Corporation's expansion, including the launching of a credit card program in the U.S., annual merit increases and incentive pay to compensate sales efforts. Pension costs and other fringe benefits also increased, reflecting a rise in medical plan costs and in payroll taxes. Profit sharing expense also increased as a result of higher eligible salaries and stronger profitability ratios.

       Other operating expenses rose $61.4 million to $330.0 million for 1997, compared with $268.6 million in 1996. The rise in other operating expenses was primarily in equipment expenses, other taxes, business promotion and communication expenses. These increases are directly related to the growth and expansion of the Corporation's business activities, development of new products and services, and the costs associated with the continued enhancement of existing products, technological capabilities and delivery channels. Other taxes increased $7.1 million as a result of the growth in the Corporation's business volume and the increase in the tax rate for personal property tax in the municipality of San Juan, Puerto Rico, where the Corporation's headquarters are located. The increase in income tax mostly results from a higher pre-tax income.

       The Corporation's non interest expense for the fourth quarter of 1997 includes charges incurred in connection with making its computer systems and applications Year 2000 compliant. The Corporation has established a company wide task force and developed a preparation and action plan that is currently being implemented that addresses the Year 2000 issue. The Corporation will continue incurring costs related to this project, through the year 2000, although these costs, on an incremental basis, are not expected to materially impact its results of operations in any single period.

       The Corporation's total assets at December 31, 1997, amounted to $19.3 billion, compared with $16.8 billion at December 31, 1996 and $19.9 billion at September 30, 1997. Most of the

4-POPULAR, INC. 1997 FOURTH QUARTER RESULTS



growth in total assets since 1996 pertains to BPPR, principally as a result of the acquisition of Roig Commercial Bank on June 30, 1997. The decrease in total assets of $597 million when compared with September 30, 1997 relates to a lower amount of arbitrage activities which are less attractive under the prevailing interest rate scenario.

       Total loans amounted to $11.4 billion at December 31, 1997, compared with $9.8 billion a year ago. Commercial loans reflected the largest growth, followed by consumer loans. The banks acquired after December 31, 1996, contributed with $193 million to the increase in the Corporation's commercial loan portfolio.

       The allowance for loan losses amounted to $211.7 million as of December 31, 1997, or 1.86% of loans and 99.9% of non-performing assets, compared with $185.6 million or 1.90% and 119.9% at the same date in 1996. At September 30, 1997, the allowance for loan losses amounted to $205 million or 1.83% of loans and 96.4% of non-performing assets. The reduction in the allowance coverage ratios when compared to December 31, 1996, is primarily attributed to the large increase in the level of non-performing mortgage loans at Equity One, a portfolio with minimal charge-offs given the nature of its collateral and the higher amount of other real estate owned.

       Non-performing assets were $211.9 million or 1.86% of loans at December 31, 1997, compared with $154.8 million or 1.58%, at the same date in 1996 and $213 million or 1.90% at September 30, 1997. The increase of $57.1 million from December 31, 1996, was reflected in the commercial mortgage and consumer non-performing loans and other real estate owned. The rise of $25 million in the commercial non-performing portfolio was principally a result of the classification on non-accrual of a $11 million commercial income-producing real estate loan in the U.S. Virgin Islands and increases of $12.7 million in the continental U.S. banking operations of the Corporation partially related to the acquisitions and the higher loan volume. The rise of $9.5 million in non-performing mortgage loans was mostly reflected in Equity One, as a result of the growth in its portfolio and the increased level of personal bankruptcy filings. The non-performing consumer loans increased principally in BPPR, whose non-performing consumer loans increased $11.0 million. The latter also resulted from a higher level of bankruptcies in the island and a higher volume of loans. Other real estate owned grew $11.9 million, mostly in BPPR and Equity One.

5-POPULAR, INC. FOURTH QUARTER RESULTS



       The Corporation places commercial loans on non-accrual status on a more conservative basis than the industry. U.S. banks standard practice is to place non-performing commercial loans on non-accrued status when payments of principal or interest are delinquent 90 days. The Corporation's policy, however, is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. Lease financing, conventional mortgage and close-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

       Total deposits were $11.7 billion at December 31, 1997, compared with $10.8 billion at December 31, 1996. A significant portion of the increase was attained at BPPR, where total deposits increased $457.5 million, principally as a result of the acquisition of Roig Commercial Bank. At December 31, 1997, the Corporation maintained $1.8 billion in 936 funds or 9.9% of its liabilities, compared with $2.1 billion or 13.7% at the end of the 1996.

       Borrowed funds increased to $5.7 billion at December 31, 1997, compared with $4.4 billion at the same date a year earlier. At September 30, 1997, borrowed funds totaled $7.0 billion. Borrowed funds were used primarily to finance loan growth and arbitrage activities. Moreover, on May 23, 1997, the Corporation and two of its subsidiaries, filed a "shelf" registration with the Securities and Exchange Commission, which allow to issue medium-term notes, unsecured debt securities and preferred stock in an aggregate amount of up to $1 billion. As of December 31, 1997, the Corporation had issued $230 million in medium-term notes under that "shelf" registration.

       At December 31, 1997, stockholders' equity was $1.50 billion, compared with $1.26 billion at December 31, 1996. Stockholders' equity was $1.45 billion at September 30, 1997. On May 8, 1997, the Board of Directors approved a stock repurchase program of up to 3 million shares of the outstanding stock of the Corporation, when market conditions so warrant. As of December 31, 1997, the Corporation had purchased 988,800 shares under this program with a total cost of $39.6 million. The allowance for unrealized holding gains on securities available-for-sale, net of deferred taxes, amounted to $33.3 million at December 31, 1997, compared with $1.7 million a year ago.

       The market value of the Corporation's common stock at December 31, 1997, was $49.50 per share, compared with $33.75 at December 31, 1996. The Corporation's market capitalization at December 31, 1997, was $3.4 billion, compared with $2.2 billion at December 31, 1996. At

6-POPULAR, INC. 1997 FOURTH QUARTER RESULTS



December 31, 1997, the Corporation's common stock had a book value per share of $20.73. On November 13, 1997, the Board of Directors of Popular, Inc. declared a cash dividend of $0.22 per common share payable on January 2, 1998, to shareholders of record as of December 12, 1997.

       In August 1997, BPPR entered into an agreement with American Express to launch the new Banco Popular American Express card. This credit card will be first marketed in Puerto Rico, the Virgin Islands and the Caribbean and will be accepted by every merchant in the world-wide network of American Express.

       As previously announced, on December 1, 1997, the Corporation completed the acquisition of Citizens National Bank, operating one branch in Houston, Texas. Total loans and deposits acquired amounted to $39 million and $41 million, respectively. Meanwhile, the Corporation continued expanding its presence in the United States opening 8 new branches, increasing its banking branch network to 63 from 54 at September 30, 1997. At December 31, 1997, the Corporation's banking operations in the mainland included 29 bank branches in New York, 8 in New Jersey, 13 in Chicago, 6 in California, 6 in Florida and the one recently acquired in Texas.


                                     * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands)



                                          1997                   1996          Fourth             FOR THE YEAR ENDED
                                   ----------------------------------------    Quarter               DECEMBER 31,
                                                                              1997-1996    ---------------------------------
                                   Fourth          Third         Fourth        Percent                               Percent
                                   Quarter        Quarter        Quarter       Variance       1997         1996      Variance
                                   ----------------------------------------   ----------   ----------------------------------

SELECTED AVERAGE BALANCES
Total assets                       $19,745,466    $19,348,214   $16,851,600        17.17   $18,419,161   $16,301,082    12.99
Loans                               11,196,122     11,033,888     9,668,133        15.80    10,548,207     9,210,964    14.52
Earning assets                      18,697,853     18,315,054    15,794,338        18.38    17,409,634    15,306,311    13.74
Interest-bearing liabilities        15,585,858     15,307,246    13,145,395        18.57    14,455,703    12,778,488    13.13
Stockholders' equity                 1,457,038      1,421,888     1,250,311        16.53     1,370,984     1,194,511    14.77

PERFORMANCE RATIOS
Net interest yield*                       4.48%          4.42%         4.51%                      4.51%         4.46%
Return on assets                          1.11           1.10          1.13                       1.14          1.14
Return on common equity                  15.56          15.46         15.76                      15.83         16.15

CREDIT QUALITY DATA
Nonperforming assets               $   211,870    $   212,775    $  154,792        36.87   $   211,870   $   154,792    36.87
Net loans charged-off                   25,489         31,491        20,256        25.83        97,767        72,060    35.67
Allowance for loan losses              211,651        205,077       185,574        14.05       211,651       185,574    14.05
Nonperforming assets to total assets      1.10%          1.07%         0.92%                      1.10%         0.92%
Allowance for losses to loans             1.86           1.83          1.90                       1.86          1.90

SELECTED FINANCIAL DATA AT
PERIOD-END
Total assets                       $19,300,148    $19,896,785                              $19,300,148   $16,764,103    15.13
Loans                               11,376,607     11,182,061                               11,376,607     9,779,028    16.34
Earning assets                      18,060,998     18,581,082                               18,060,998    15,484,454    16.64
Interest-bearing liabilities        14,892,217     15,823,339                               14,892,217    12,853,755    15.86
Stockholders' equity                 1,503,092      1,449,780                                1,503,092     1,262,532    19.05

   Not on a taxable equivalent basis

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)



                                                   1997               1996              Fourth            FOR THE YEAR ENDED
                                              --------------------------------------    Quarter               DECEMBER 31
                                                                                       1997-1996  --------------------------------
                                              Fourth        Third          Fourth       Percent                           Percent
                                              Quarter       Quarter        Quarter      Variance     1997        1996     Variance
                                              --------------------------------------   ---------- --------------------------------

SUMMARY OF OPERATIONS

Interest Income                               $   404,619  $   393,414   $   332,854    21.56%    $ 1,491,303  $ 1,272,853   17.16%
Interest expense                                  194,918      190,409       154,445    26.21         707,347      591,540   19.58
                                              --------------------------------------   --------   --------------------------------

Net Interest income                               209,701      203,005       178,409    17.54        783,956      681,313    15.07
Provision for loan losses                          31,657       29,849        23,458    34.95        110,606       88,839    24.50
                                              --------------------------------------   -------- ----------------------------------

Net interest income after provision
  for loan losses                                 178,044      173,156       154,951    14.90        673,350      592,474    13.65

Other operating income                             66,959       64,831        54,522    22.81        241,396      202,270    19.34
Gain (loss) on sale of securities                   2,123          519        (2,525)                  2,268        3,094
Grading account profit (loss)                       1,724          959           769                   3,933          108
                                              --------------------------------------   -------- ----------------------------------

Total other income                                 70,806       66,309        52,766    34.19        247,597      205,472    20.50

Salaries and benefits                              75,140       73,372        64,752    16.04        281,208      250,555    12.23
Profit sharing                                      6,292        6,164         5,148    22.22         25,684       22,692    13.19
Other operating expenses                           93,976       87,805        74,023    26.96        330,028      268,672    22.84
                                              --------------------------------------   -------- ----------------------------------

Total operating expenses                          175,408      167,341       143,923    21.88        636,920      541,919    17.53
                                              --------------------------------------   -------- ----------------------------------

Income before Income tax                           73,442       72,124        63,794    15.12        284,027      256,027    10.94
Income tax                                         18,120       18,511        16,114    12.45         74,462       70,877     5.06
                                              --------------------------------------   -------- ----------------------------------

Net income                                    $    55,322  $    53,613        47,680    16.03    $   209,565    $ 185,150    13.19
                                              ======================================   ======== ==================================

Net income applicable to common stock         $    53,235  $    51,526    $   45,593    16.76    $   201,215    $ 176,800    13.81
                                              ======================================   ======== ==================================
Earnings per common share:
Net income                                    $      0.78  $      0.76    $     0.69    12.56    $      3.00    $    2.68    12.12
                                              -----------  -----------    ----------    -----    -----------   ----------    -----

Average common shares outstanding              67,682,704   67,866,284    66,088,506              67,018,482   66,022,312
Common shares outstanding at end or period     67,682,704   67,656,166    66,088,506              67,682,704   66,088,506
